UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 19, 2016 (May 18, 2016)

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13998	76-0479645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 18, 2016, Insperity, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates named therein (collectively, “Starboard”), which beneficially own approximately 15.6% of the outstanding common stock of the Company (the “Common Stock”). The following is a summary of the material terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.
Pursuant to the Agreement, immediately following the execution of the Agreement, the Company agreed that the Board of Directors of the Company (the “Board”) will take all necessary actions to (i) appoint John Morphy as a Class III director with a term expiring at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”) and (ii) set the size of the Board at ten directors.
The Company agreed that, promptly following the execution of the Agreement, the Nominating and Corporate Governance Committee of the Board will take all necessary actions to (i) commence a search for one new independent director (the “New Independent Director”) and (ii) retain a nationally-recognized director search firm to assist with such search. The New Independent Director shall (a) meet the independence requirements of the New York Stock Exchange (“NYSE”), (b) meet the requirements of the guidelines and policies with respect to service on the Board, (c) be independent of Starboard and (d) other than with respect to the Company, have not been nominated by Starboard to serve on any other board of directors and not serve on another board of directors with any other director of the Company. Subject to the selection procedures described in the Agreement, the Company will appoint the New Independent Director as a Class II director with a term expiring at the Company’s 2018 annual meeting of stockholders (the "2018 Annual Meeting"). After the appointment of the New Independent Director and during the Standstill Period (as defined below), the Company agreed not to (x) increase the size of the Board to more than ten directors or (y) seek to change the classes on which the Board members serve, in each case without the prior consent of Starboard.
Starboard agreed, on behalf of itself and its affiliates, to irrevocably withdraw, concurrently with the execution of the Agreement, its notice of stockholder nomination of individuals for election as directors at the 2016 Annual Meeting submitted to the Company on March 12, 2016.
The Company also agreed that the Board shall take all action necessary to nominate Michael W. Brown, Richard G. Rawson and John Morphy for reelection to the Board at the 2016 Annual Meeting as Class III directors with terms expiring at the 2019 annual meeting of stockholders. In addition, Carol R. Kaufman executed and delivered to the Company an irrevocable letter pursuant to which she agreed to reduce her term of service as a director on the Board, to end at the conclusion of the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”); provided that such reduction shall be revocable by Ms. Kaufman if, at any time prior to the conclusion of the 2017 Annual Meeting, (i) Starboard’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold (as defined below) or (ii) the Board resolves that such reduction may be revoked.

The Agreement further provides that Starboard will vote all shares of Common Stock beneficially owned by Starboard as of May 9, 2016, the record date for the 2016 Annual Meeting, for the election of each of the Company’s director nominees at the 2016 Annual Meeting. Starboard will also vote (i) in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and (ii) in accordance with the recommendations of the Board with respect to the Company’s “say-on-pay” proposal. The Company agreed to use its reasonable best efforts to hold the 2016 Annual Meeting no later than July 8, 2016.
Starboard agreed that it will not nominate or recommend for nomination any person for election at the 2016 Annual Meeting, submit proposals for consideration or otherwise bring any business before the 2016 Annual Meeting, nor will it engage in certain activities related to “withhold” or similar campaigns with respect to the 2016 Annual Meeting.

Under the terms of the Agreement, during the period from the date of the Agreement until the earlier of (i) 15 business days prior to the deadline for the submission of stockholder nominations for the 2017 Annual Meeting pursuant to the Company’s Amended and Restated Bylaws and (ii) the date that is 100 days prior to the first anniversary of the 2016 Annual Meeting (the “Standstill Period”), Starboard agreed to not to, among other things, solicit proxies regarding any matter to come before any annual or special meeting of stockholders, including for the election of directors, or enter into a voting agreement or any group with shareholders other than Starboard affiliates and current group members. In addition, among other standstill provisions, Starboard agreed that, during the Standstill Period, it (i) will not make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (ii) unless authorized by the Board, will not affirmatively solicit any third party, on an unsolicited basis, in making, any offer or proposal with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or encourage, initiate or support any third party in making such an offer or proposal, (iii) will not publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public and (iv) will not seek, or encourage any person, to submit nominees in furtherance of a contested solicitation for the election or removal of directors.
If Peter A. Feld or Michelle McKenna-Doyle (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the 2017 Annual Meeting or if Norman R. Sorensen (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the 2018 Annual Meeting, and at such time Starboard beneficially owns in the aggregate at least the lesser of (i) 3.0% of the Company’s then outstanding shares of Common Stock and (ii) 641,581 shares of Common Stock (the “Minimum Ownership Threshold”), Starboard has the ability to recommend a replacement director in accordance with the terms of the Agreement.
If Mr. Morphy (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the Company’s 2019 annual meeting of stockholders or if the New Independent Director (or any replacement director therefor) is unable or unwilling to serve, resigns or is removed as a director prior to the 2018 Annual Meeting, and at such time Starboard beneficially owns in the aggregate at least the lesser of (i) 3.0% of the Company’s then outstanding shares of Common Stock and (ii) 641,581 shares of Common Stock (the “Minimum Ownership Threshold”), a substitute director shall be appointed in accordance with the terms of the Agreement.
Pursuant to a previous agreement between Starboard and the Company, Mr. Feld executed and delivered to the Company an irrevocable resignation letter pursuant to which he shall resign from the Board if, at any time, Starboard’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Threshold. Pursuant to the Agreement, such resignation letter will continue in full force in all respects. Additionally, Starboard agreed to obtain a similar irrevocable resignation letter from any replacement director for Mr. Feld who is an employee of Starboard or otherwise not independent of Starboard.
The Company also agreed to reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses, including legal expenses, in connection with matters related to the 2016 Annual Meeting and the negotiation and execution of the Agreement, up to a maximum of $100,000.
Each of the parties to the Agreement also agreed to mutual non-disparagement obligations. In addition, the parties agreed that the confidentiality agreement entered into by Mr. Feld, Starboard and the Company on March 21, 2015 will continue in full force in all respects.
Under the terms of the Agreement, the Board agreed to take all actions necessary to ensure that during the Standstill Period, each committee of the Board includes at least one of Mr. Morphy, Ms. McKenna-Doyle, Mr. Sorensen and Mr. Feld (or a replacement director therefor). In connection with his appointment to the Board, the Board determined that Mr. Morphy qualifies as an independent director under the listing standards of the NYSE and applicable Securities and Exchange Commission (“SEC”) rules. Additionally, in connection with the Agreement, the Board approved (i) effective as of the conclusion of the 2016 Annual Meeting, the appointment of Mr. Morphy to the Finance, Risk Management and Audit Committee of the Board, (ii) effective as of the conclusion of the 2016 Annual Meeting, the appointment of Ms. McKenna-Doyle to the Compensation Committee of the Board, and (iii) effective upon the execution of the Agreement, the appointment of Ms. McKenna-Doyle to and as chairperson of the Nominating and Corporate Governance Committee of the Board.
As of the date of the appointment, Mr. Morphy has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K. Mr. Morphy will be entitled to receive the Initial Director Award (as defined in the Agreement) effective as of the date of the 2016 Annual Meeting and to receive retainer fees from the date of the Agreement as contemplated by the Director Plan (as defined in the Agreement). Mr. Morphy will not be entitled to an Annual Director Award (as defined in the Agreement) on the date of the 2016 Annual Meeting.
Each of the parties to the Agreement also agreed that the Agreement will supersede and replace the previous agreement between Starboard and the Company, dated March 21, 2015 (the

“Initial Agreement”), in its entirety. A description of the terms and conditions of the Initial Agreement is set forth under Item 1.01 of the Current Report on Form 8-K filed by the Company with the SEC on March 23, 2015 and such description is incorporated into this Item 1.01 by reference.
A copy of the press release issued by the Company regarding these events is attached hereto as Exhibit 99.1.
Item 1.02 Termination of a Material Definitive Agreement.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Exhibit
10.1	Agreement, dated as of May 18, 2016, by and among Insperity, Inc. and Starboard Value LP and its affiliates
99.1	Press Release, dated May 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:    /s/ Daniel D. Herink
Daniel D. Herink
Senior Vice President of Legal,
General Counsel and Secretary

Date:    May 19, 2016

Exhibit Index

Exhibit No.	Exhibit
10.1	Agreement, dated as of May 18, 2016, by and among Insperity, Inc. and Starboard Value LP and its affiliates
99.1	Press Release, dated May 19, 2016